TERMS AND CONDITIONS OF MDB OPTIONS

The common stock purchase options (MDB Options) entitle the holder thereof (Optionholder) to subscribe for certain common shares (Shares) of Uranium Resources, Inc. (Company) on the following terms and conditions:

(a)

Each MDB Option gives the Optionholder the right to subscribe for one Share.

(b)

The MDB Options will vest as follows:

(i)

50% on the date that shareholders approve the grant;

(ii)

25% on 1 August 2013; and

(iii)

25% on 1 August 2014.

(c)

Each MDB Option will expire at 5:00pm (WST) on 30 November 2017 (Expiry Date). An MDB Option not exercised before the Expiry Date will automatically lapse on the Expiry Date.

(d)

Subject to paragraph (l), the amount payable upon exercise of each MDB Option will be US$0.75 (Exercise Price).

(e)

The MDB Options held by each Optionholder may be exercised in whole or in part, and if exercised in part, multiples of 100 must be exercised on each occasion.

(f)

An Optionholder may exercise their MDB Options by lodging with the Company, before the Expiry Date:

(i)

a written notice of exercise of MDB Options specifying the number of MDB Options being exercised; and

(ii)

a cheque or electronic funds transfer for the Exercise Price for the number of MDB Options being exercised (Exercise Notice).

(g)

An Exercise Notice is only effective when the Company has received the full amount of the Exercise Price in cleared funds.

(h)

Within 10 Business Days of receipt of the Exercise Notice accompanied by the Exercise Price, the Company will, subject to compliance with all applicable laws and regulations, allot the number of Shares required under these terms and conditions in respect of the number of MDB Options specified in the Exercise Notice.

(i)

The MDB Options are not transferable except with the prior written consent of the board of directors of the Company.

(j)

All Shares allotted upon the exercise of MDB Options will upon allotment rank pari passu in all respects with other Shares.

(k)

The Company will not apply for quotation of the MDB Options on ASX. However, the Company will apply for quotation of all Shares allotted pursuant to the exercise of MDB Options on ASX (in the form of Chess Depositary Interests or otherwise) within 10 Business Days after the date of allotment of those Shares.

(l)

If at any time the issued capital of the Company is reconstructed, all rights of an Optionholder are to be changed in a manner consistent with the Corporations Act and the ASX Listing Rules at the time of the reconstruction.

(m)

There are no participating rights or entitlements inherent in the MDB Options and Optionholders will not be entitled to participate in new issues of capital offered to Shareholders during the currency of the MDB Options. However, the Company will ensure that for the purposes of determining entitlements to any such issue, the record date will be at least 7 Business Days after the issue is announced. This will give Optionholders the opportunity to exercise their MDB Options prior to the date for determining entitlements to participate in any such issue.

(n)

An MDB Option does not confer the right to a change in Exercise Price or a change in the number of underlying securities over which the Attaching Option can be exercised.

TERMS AND CONDITIONS OF MDB OPTIONS

(o)

If at the time of exercise hereof there is no effective registration statement registering under the United States Securities Act of 1933, as amended, or the prospectus contained therein is not available for the issuance of the Shares to the Optionholder, then the MDB Options may (or if no exemption from registration under the United States Securities Act of 1933 (as amended) is available, and the holder desires to exercise the MDB Option, must) be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Optionholder shall be entitled to receive a number of Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =

the VWAP on the trading day immediately preceding the date on which an Optionholder elects to exercise their MDB Options by means of a “cashless exercise,” as set forth in the applicable Exercise Notice;

(B) =

the Exercise Price of the MDB Options, as adjusted hereunder; and

(X) =

the number of Shares that would be issuable upon exercise of their MDB Options (or portion thereof if a partial exercise) in accordance with the terms of the MDB Options if such exercise were by means of a cash exercise rather than a cashless exercise.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Shares are then listed or quoted on a national securities exchange in the United States, the daily volume weighted average price of the Shares for such date (or the nearest preceding date) on the national securities exchange on which the Shares are then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Shares are then listed or quoted on a trading market outside of the United States, the daily volume weighted average price of the Shares for such date (or the nearest preceding date) on the trading market on which the Shares are then listed or quoted (and the trading market with the highest volume for such date if the Shares are listed on more than one trading market outside of the United States) as reported by a reporting system determined to be reasonably acceptable by the Company in good faith, (c) if the Shares are not then listed or quoted for trading on a trading market and if prices for the Shares are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Shares so reported, or (d) in all other cases, the fair market value of a share as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Company’s common stock then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(p)

In the event of any conflict between (x) these terms, or matters of law incorporated herein, and (y) any United States federal or state law or regulation, including United States securities laws, applicable to the Company, its affiliates, or an Optionholder, the laws of the United States shall prevail and these terms of the MDB Options shall be deemed amended such that they comply with such United States laws.